Exhibit 99.1

LASALLE HOTEL PROPERTIES ANNOUNCES CONTRACTS TO ACQUIRE HOTELS LOCATED

IN SAN DIEGO, WASHINGTON, DC AND SEATTLE

BETHESDA, MD, November 28, 2005 — LaSalle Hotel Properties (NYSE: LHO) today announced that it has signed separate agreements to acquire three hotels: the Hilton San Diego Resort in San Diego, California for $91.2 million; the Holiday Inn Downtown in Washington, DC for $44.6 million; and the Best Western University Tower Hotel in Seattle, Washington for $26.4 million. The hotels are being acquired from unrelated sellers in separate transactions. The transactions are all expected to close by January 31, 2006; however, they are subject to customary closing conditions and certain approvals. The Company makes no assurances that any or all of these property acquisitions will close.

The Hilton San Diego Resort is an upscale, full-service resort with 357 guestrooms/suites. The resort is located directly on the waterfront of Mission Bay Park, the largest aquatic preserve in the United States. The hotel will be managed by Noble House Hotels & Resorts, which manages the Company’s San Diego Paradise Point Resort & Spa also located in Mission Bay Park.

The AAA Four Diamond resort is located on 18 acres across Mission Bay from Sea World and offers a 4,000 square foot outdoor pool area, five tennis courts, spa and fitness center, gift shop, restaurant and poolside grill. The Mediterranean style hotel offers over 16,000 square feet of interior meeting and function space and 9,600 square feet of outdoor meeting space.

The Holiday Inn Downtown is an urban, full-service hotel with 212 guestrooms. The hotel is located in the heart of downtown Washington, DC, within a short walk of the White House, Washington Convention Center and the Smithsonian Museums. The Company anticipates investing over $21 million in a renovation and repositioning similar to those performed on the Company’s DC Urban Collection purchased in March 2001. Upon anticipated completion of the renovation and repositioning in early 2007, the hotel will be operated as a luxury high-style, independent hotel.

The Best Western University Tower Hotel is an urban, upscale full-service hotel with 158 stylish guestrooms. The hotel is located in Seattle’s University District, two blocks from the University of Washington and within minutes of downtown Seattle, Washington. The hotel will be deflagged and operated by Noble House Hotels & Resorts as an upscale independent hotel upon closing.

The hotel offers high-speed Internet access in all rooms, complimentary breakfast, 24-hour fitness center and complimentary shuttle to the University of Washington campus and the University of Washington Medical Center. The hotel features 6,700 square feet of meeting space and a full-service restaurant.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 23 upscale and luxury full-service hotels, totaling approximately 7,600 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include statements about the Company’s plans and ability to close certain property acquisitions and the rebranding and repositioning of certain hotels, if acquired. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks and downturns in general and local economic conditions, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, LaSalle Hotel Properties disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

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www.lasallehotels.com